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                                                                    Exhibit 99.1

                         [LOGO OF MARSHALL EDWARDS,INC.]

                             ______, 2003

To:   Certain Eligible Security Holders
      Designated by Marshall Edwards, Inc.:

      As you may know, Marshall Edwards, Inc. is undertaking an initial public offering of common stock units in the United States. Each unit consists of one share of our common stock and one warrant to purchase an additional share of common stock. As part of this process, we are undertaking a "Directed Share Subscription Program" to offer certain security holders such as you with the opportunity to buy our common stock units at the initial public offering price. The initial public offering is being made through Janney Montgomery Scott LLC as the underwriter. Janney Montgomery Scott is the dealer manager for the Directed Share Subscription Program.

      Attached for your information is a copy of our preliminary prospectus dated _______ __, 2003, which is part of the registration statement that we filed with the U.S. Securities and Exchange Commission as part of the initial public offering process. No sale of the common stock units may be made until the registration statement has been declared effective by the SEC.


      As part of the Directed Share Subscription Program, we are offering up to 1,500,000 common stock units to the following persons: (i) U.S. holders of our common stock, (ii) U.S. holders of ordinary shares of Novogen Limited, our parent company, and (iii) U.S. holders of Novogen's American Depositary Receipts, in each case, who held these securities on October 20, 2003.


      Set forth below is a description of how the Directed Share Subscription Program will work in connection with our initial public offering. Please review this description and the attached preliminary prospectus carefully in deciding whether or not you wish to participate in the Directed Share Subscription Program.

      If, after reading the prospectus, you have an interest in subscribing to purchase common stock units in the Directed Share Subscription Program, please so indicate by
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completing the enclosed three-page Expression of Interest form. In this regard, you are permitted to reserve units only for your own personal account, and you cannot reserve units on behalf of any other person. You may not reserve fewer than 100 units (a "round lot"). There is no maximum on the number of units you can reserve, but they must be in round lot increments. Given the 1,500,000 maximum amount of common stock units offered in the Directed Share Subscription Program, however, you will not be assured of obtaining the number of units that you request, although each subscriber will be allocated at least 100 common stock units. It should also be understood that such reservations of units and ultimate sales are subject to the discretion of Marshall Edwards, Inc., as well as any final state securities law clearance in each state involved which cannot be determined at this time.

      The Expression of Interest form must be completed and received by us no later than noon on ____________, 2003. In order to meet this deadline, we suggest that you submit the form by facsimile or use Express Mail, Federal Express, or a similar service.

      By sending the form (do not send any money with the form), you will not be binding yourself to purchase any units. The form will simply give us some indication of how many units may be requested by you. You will be notified by an account executive for the dealer manager of the number of units which Marshall Edwards, Inc. has determined are available for purchase by you.

      This notice and the preliminary prospectus are for informational purposes only. No offer to buy common stock units can be accepted and no part of the purchase price can be received by the dealer manager or us until the registration statement has been declared effective by the SEC. Any such offer to buy may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date of the Registration Statement. An indication of interest in response to this letter will involve no obligation or commitment of any kind.

Who can Subscribe

      Only U.S. holders of shares of our common stock, the U.S. holders of Novogen ordinary shares and U.S. holders of Novogen ADRs who held these securities on October 20, 2003 are eligible to participate in the Directed Share Subscription Program. Eligibility to participate is also subject to final state securities law clearance and any other applicable restrictions.
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You may not Transfer your Opportunity to Subscribe

      Your opportunity to participate in the Directed Share Subscription Program may not be transferred except by involuntary operation of law such as death or certain dissolutions. There will be no trading market for your subscription opportunity.

Number of Units for which you may Subscribe

      You are eligible to purchase a minimum of 100 common stock units and there is no maximum on the number of units for which you can subscribe. While you are not guaranteed to receive the full amount of units you subscribe for, you are guaranteed to receive at least 100 units, subject to final state securities law clearance and any other applicable restrictions. In addition, all subscriptions must be in round lot increments of 100 units. Subscriptions for less than 100 units will not be accepted.

Subscription Price

      The price per common stock unit under the Directed Share Subscription Program will be the same price that all investors will pay in our initial public offering. The price per unit in the initial public offering will be determined by negotiations between us and the underwriter of our offering. The factors that we expect to consider in these negotiations are described in the attached prospectus under the heading "Determination of the Offering Price." We currently anticipate that the offering price will be between $4.50 and $6.50 per unit. We will inform you of the initial public offering price as described below under "How to Subscribe."

How to Subscribe

      Enclosed with this notice is a subscription form which you must return to the underwriter after we have priced the common stock units in the offering. We expect to determine the initial public offering price in late November or early December 2003, but various factors could hasten or delay us. We will close the initial public offering and the Directed Share Subscription Program and stop accepting subscription forms three business days after we determine the initial public offering price.

      IN ORDER TO PURCHASE UNITS UNDER THE PROGRAM, YOU MUST ADHERE TO THE FOLLOWING PROCEDURES:
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      . Subscription forms and payments will not be accepted until after we have determined our initial public offering price. Any subscription forms or payments received before then will be returned to you.

      . Time may not permit us to notify you directly of our initial public offering price and closing date. Instead, we will take the following actions:


      . notify you by electronic mail of the offering price and closing date (if you have supplied us with your electronic mail address)



      . publicize the offering price and the closing date through a press release or other news media;


      . make every effort to notify each broker, dealer, bank, trust company or other nominee that holds shares as nominee of the offering price and closing date;

      . make available an automated investor information line (___________) on a 24 hour basis; and

      You will have to monitor these media to know when to place your order and deliver payment. Also, if you do not hold your shares or ADRs directly, you will need to keep in close contact with your broker, bank or other nominee that holds your shares or ADRs on your behalf since they will need to process the subscription form for our units and arrange payment on your behalf.


      . We will stop accepting orders under the program at 3:00 p.m. New York City time on the third business day after we determine the initial public offering price. Subscription forms and payments that have not been received by this deadline will not be honored. For example, if we determine the initial public offering price on a Tuesday, we must receive all orders and payments by 3:00 p.m. New York City time on the following Friday. This deadline would be extended if there were any intervening holidays on which the Nasdaq Stock Market was closed.


      . To place an order for our units under this program, you will have to take the following actions:


      . If you hold your shares or ADRs in your own name, you must complete and sign the subscription form and return it with full payment to the dealer manager at the address indicated on the subscription form. Your subscription form

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and payment must be received by the dealer manager before 3:00 p.m. New York
City time on the third business day after we determine the initial public offering price. We will not honor any subscription form received after that date.

      We suggest, for your protection, that you deliver your subscription form and payment to the underwriter by overnight or express mail courier (or by facsimile transmission if you intend to wire funds) as follows:

        By Hand Delivery:

        By Overnight or Express Mail Courier:

        By Facsimile Transmission and Wire Transfer:

      . If you hold your shares or ADRs through a broker, bank, trust company or other nominee, then after we determine the initial public offering price, you will have to contact the nominee that holds your shares or ADRs if you wish to place an order and arrange for payment. WE CAUTION YOU THAT BROKERS AND OTHER NOMINEES WILL REQUIRE SOME TIME TO PROCESS SUBSCRIPTION FORMS. THEREFORE, THEY MOST LIKELY WILL STOP ACCEPTING SUBSCRIPTION FORMS EARLIER THAN THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE.

      . You must pay the subscription price by cash, check or money order in U.S. dollars payable to "Janney Montgomery Scott" or by wire transmission.

      . We will provide to each broker, dealer, bank, trust company, clearing corporation and other nominee who holds your shares or ADRs for the account of others copies of the preliminary and final prospectus to provide to the beneficial owners. Each of those entities will be responsible for providing you with a copy of the preliminary and final prospectus.

      . We will decide all questions as to the validity, form and eligibility of subscriptions (including times of
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receipt, beneficial ownership and compliance with minimum exercise provisions).
The acceptance of subscription forms, the subscription price and the subscription amount will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities or conditions in the subscription forms, and our interpretation of the terms and conditions of the program will be final and binding.

      . We are not obligated to give you notification of defects in your subscription. We will not consider a subscription to be made until all defects have been cured or waived. If your subscription is rejected, your payment of the exercise price will be promptly returned.

Cancellation of Offering


      We may cancel our initial public offering and Directed Share Subscription Program at any time up until the closing. If the initial public offering is canceled, we will publicize the cancellation through a press release or other news media. The Directed Share Subscription Program gives you no right to purchase our common stock units if we cancel our initial public offering and any funds previously submitted by you will be returned promptly without deduction or interest.


Federal Tax Consequences

      We believe that you will not be considered to have received a taxable distribution of property as a result of your having the opportunity to participate in this offering. Furthermore, we believe that, if the opportunity were considered to be a property right, its value would be minimal, because your opportunity is nontransferable, is of short duration and gives you only the ability to purchase our common stock under the program at the same price as other purchasers in our initial public offering. The Internal Revenue Service, however, is not bound by this position, and you are encouraged to consult with your tax advisors about the federal, state and other tax consequences of the program.

Stabilization
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      The underwriter of our initial public offering may engage in certain transactions that stabilize the price of our common stock. We make no representation as to the direction or magnitude of any effect that such transactions may have on the trading price of our common stock.

Risk Factors

      Investing in our common stock units involves certain risks which are
disclosed on page   of the attached preliminary prospectus.

Certain Restrictions

      In managing the program, we will take reasonable steps to comply with the laws of the different states in which our U.S stockholders and the U.S holders of Novogen ordinary shares and ADRs reside. If compliance is too burdensome in one or more jurisdiction, eligible persons residing in such countries will not be offered the opportunity to purchase our units under the program.

      In addition, residents of the State of California must complete the short questionnaire included at the end of the attached Expression of Interest form.

      The following statement is required to be included in this letter by the rules and regulations of the SEC:

      A Registration Statement relating to the Common Stock Units has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any sate in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such sate.
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      We do not wish to influence in any way your decision in this matter. This notice is not designed to encourage you to request any units. It is simply intended to inform you that there is a proposed offering available should you be interested in subscribing.

                                      * * *

      If you have any questions regarding the Directed Share Subscription
Program, please contact           .

                                    Sincerely,


                                    ------------------------

Enclosure
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                           Expression of Interest Form

IF YOU ARE INTERESTED IN RESERVING UNITS, YOU MUST COMPLETE ALL PAGES OF THIS FORM AND RETURN IT SO THAT IT IS RECEIVED BY US AS INDICATED BELOW NO LATER THAN NOON ON ______________, 2003.



                              ____________ __, 2003

VIA TELECOPY 410-XXX-XXXX

Janney Montgomery Scott LLC
16 North Washington Street
Easton, MD 21601
Attention:  Mr. Richard Grieves

Dear Ladies and Gentlemen,

      I am interested in purchasing _____________ common stock units of Marshall Edwards, Inc. (the "Company") and would like such number of units to be reserved for me. In this regard, I hereby acknowledge that:

      1. I have received and read my copy of the Preliminary Prospectus dated _______________, 2003.

      2. The number of common stock units requested is for my own personal account and not on behalf of any other person.

      3. I AM NOT ASSURED OF OBTAINING ALL OF THE NUMBER OF UNITS REQUESTED, AND I WILL BE NOTIFIED OF THE NUMBER OF UNITS AVAILABLE FOR PURCHASE BY ME.

      4. No offer to buy any of the units can be accepted and no part of the purchase price can be received by the Company or dealer manager until the Registration Statement covering the proposed offering has been declared effective by the Securities and Exchange Commission and until the units have been qualified for sale, where required, by the administrative authorities of the jurisdiction in which I reside, and any such offer may be withdrawn or revoked, without obligation or
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            commitment of any kind, at any time prior to notice of its acceptance given after the effective date of the Registration Statement. This indication of interest involves no obligation or commitment of any kind.

Signature_________________________
Social Security No._________________
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IF YOU ARE INTERESTED IN RESERVING UNITS, YOU MUST COMPLETE ALL PAGES OF THIS
FORM AND RETURN IT SO THAT IT IS RECEIVED BY US AS INDICATED BELOW NO LATER THAN NOON ON ______________, 2003.


Full Name _____________________________________ Date____________
           First     Middle Initial     Last

Street_____________________________________________________

City__________________________ State ______Zip_____________

CALIFORNIA RESIDENTS MUST COMPLETE THE QUESTIONNAIRE INCLUDED AT THE END OF THIS LETTER.

Telephone       Business  (  )__________________
                Residence  (   )______________________

E-mail address: _______________________________________

Citizen Of What State?  __________________________________

Are You Over 21?  ___________________

May we notify you of the final subscription price by e-mail?

Yes _____ No _____

Do You Have An Account With the Dealer Manager?  _______________
If So, Address Of Branch

____________________________________________________________

Name Of Account Executive  ________________________________

Account No.  __________________________________

Name Of Your Bank  ____________________________

In Whose Name Do You Wish Stock To Be Registered?

__________________________________________________

Relationship To You  __________________________

I ___ Do ___ Do Not (Check One) Want the Dealer Manager To Hold The Stock Certificate and Warrant Certificate For My Account.

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If your employer is not the Company, describe briefly your or your employer's relationship with the Company, if any.

____________________________________________________________________
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IF YOU ARE INTERESTED IN RESERVING UNITS, YOU MUST COMPLETE ALL PAGES OF THIS
FORM AND RETURN IT SO THAT IT IS RECEIVED BY US AS INDICATED BELOW NO LATER THAN NOON ON ______________, 2003.


Please answer the following:

      Are you, or is any member of your immediate family, an officer, director, general partner, stockholder, employee or agent of any broker-dealer in securities or otherwise associated with any broker-dealer in securities? If so, please name the broker-dealer and describe the relationship.


      Are you, or is any member of your immediate family, a senior officer of a bank, savings and loan institution, insurance company, registered investment company, registered investment advisory firm or any other institutional type account? If so, please name the bank, etc. and describe the relationship.


      Are you, or any member of your immediate family, engaged as an attorney, accountant or financial consultant to any broker-dealer in securities? If so, please name the broker-dealer and describe the relationship.


      Are you, or is any member of your immediate family, a person who may influence, or whose activities directly or indirectly involve or are related to, the function of buying or selling securities, for any bank, savings and loan institution, insurance company, registered investment company, registered investment advisory firm or any other institutional type account? If so, please name the bank, etc. and describe the relationship.
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CALIFORNIA RESIDENTS MUST ANSWER THE FOLLOWING QUESTIONS:


1. Did you have an annual income in excess of $65,000 for the year 2002 and have a net worth of $250,000 or more?

                           ______ Yes                         _______ No

2. Do you have a net worth exceeding $500,000?

                           ______ Yes                         _______ No